Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Nektar Therapeutics

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	(1)	Other	250,000	$55.47	$13,867,500.00	0.0001381	$1,915.10

Total Offering Amounts:						$13,867,500.00		1,915.10
Total Fee Offsets:								0.00
Net Fee Due:								$1,915.10

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), which become issuable under the Nektar Therapeutics 2025 Inducement Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price represents the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 5, 2025.

Consists of 250,000 shares issuable under the Nektar Therapeutics 2025 Inducement Plan, pursuant to such plan.